Exhibit 99.1

Institutional Investors:

Peter Sands
212-492-1110
institutionalir@wpcarey.com

Individual Investors:

W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contacts:
Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

Anna McGrath

W. P. Carey Inc.

212-492-1166

amcgrath@wpcarey.com

W. P. Carey Announces Stockholder Approval of Merger with CPA®:17

New York, NY — October 29, 2018 — W. P. Carey Inc. (NYSE: WPC), a net lease real estate investment trust, announced today that its proposed merger with one of its managed funds, Corporate Property Associates 17 — Global Incorporated (“CPA:17”), and related transactions were approved by its stockholders and the stockholders of CPA:17. The transaction is expected to close at 12:01a.m. on October 31, 2018.

W. P. Carey Inc.

Celebrating its 45th anniversary, W. P. Carey ranks among the largest diversified net lease REITs with a pre-merger enterprise value of over $11 billion and a portfolio of operationally-critical commercial real estate totaling 878 properties covering approximately 87 million square feet. For over four decades the Company has invested in high-quality single-tenant industrial, warehouse, office and retail properties subject to long-term leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.
www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the anticipated timing of the closing of the merger. These statements are based on the current expectations of our management and are subject to change. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of W. P. Carey. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the Securities and Exchange Commission (the “SEC”) and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part II, Item 1A. Risk Factors in W. P. Carey’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.